EXHIBIT 99.1

Press Release
For further information, please contact:
Daniel R. Kadolph, Senior Vice President and Chief Financial Officer 708-450-6759
MIDWEST BANC HOLDINGS EMERGES FROM REGULATORY PROCESS
REGULATORY EXAM VERIFIES IMPROVEMENT IN PROCESSES AND CONTROLS;
BOARD EXPRESSES CONFIDENCE IN CONTINUED STRONG PERFORMANCE
MELROSE PARK, IL—September 22, 2005—Midwest Banc Holdings, Inc. (Nasdaq: MBHI), today announced successful completion of a number of initiatives included in a written agreement among the bank holding company, Midwest Bank and Trust Company, the Federal Reserve Bank of Chicago and the Illinois Department of Financial and Professional Regulation. Following the 2005 on-site examination of the company’s operations, internal controls and risk management processes by regulatory agencies, the bank regulators agreed to terminate the written agreement.
The company entered into the written agreement with the regulators in March of 2004, following a regulatory review. The written agreement called for a number of initiatives to improve oversight of asset quality, internal controls and certain risk management processes.
“We appreciate the speedy and complete implementation of recommended initiatives by our management team and employees throughout our organization,” said E.V. Silveri, chairman of Midwest Banc Holdings. “We also appreciate the commitment shown by federal and state regulators in working with us to address areas of concern and to recognize the progress we made in these areas. We are confident the systems and structures now in place will help us increase our operating performance while controlling risk.”
James J. Giancola, who was named chief executive officer of the holding company late in 2004, said the risk management processes and other initiatives completed in response to the written agreement make the company stronger and more secure than had been the case earlier.
“Effective risk management, especially in the area of loan oversight, is consistent with our objective to be a high performing community bank,” he said. “The changes implemented over the past year strengthen the foundation on which we can expand our penetration across the Chicago area.”
Recently, the holding company announced an agreement to sell one banking subsidiary, Midwest Bank of Western Illinois, based in Monmouth, and emphasize growth strategies for its largest subsidiary, Midwest Bank and Trust Company. Based in Melrose Park, Midwest Bank and Trust operates 17 branches in four counties across the Chicago metropolitan area. Deeper penetration of existing markets and branch expansion are both core components of the bank’s growth strategy, according to Giancola.
Information on MBHI is available on the Internet at www.midwestbanc.com.
Midwest Banc Holdings, Inc. provides a wide range of retail and commercial lending services, personal and corporate trust services, residential mortgage origination, and securities and insurance brokerage activities throughout the greater Chicago metropolitan area and Western Illinois. The Company’s principal operating subsidiaries are: Midwest Bank and Trust Company, Midwest Bank of Western Illinois, Midwest Financial and Investment Services, Inc., and Midwest Bank Insurance Services, L.L.C.
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This press release contains certain “Forward-Looking Statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and should be reviewed in conjunction with the Company’s Annual Report on Form 10-K and other publicly available information regarding the Company, copies of which are available from the Company upon request. Such publicly available information sets forth certain risks and uncertainties related to the Company’s business which should be considered in evaluating “Forward-Looking Statements.”